UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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S1 CORPORATION

(Name of Registrant as Specified In Its Charter)

ACI WORLDWIDE, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ACI’s Superior Offer for S1 Vote AGAINST the S1/Fundtech Merger on the BLUE Proxy Card Tender S1 Shares Pursuant to the ACI Exchange Offer

Private Securities Litigation Reform Act of 1995 Safe Harbor For Forward-Looking Statements These materials contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to, the following: (1) that a transaction with S1 Corporation (“S1”) may not be completed on a timely basis and on favorable terms, (2) negative effects on our business or S1’s business resulting from the pendency of the proposed transaction, (3) that we may not achieve the synergies and other expected benefits within the expected time or in the amounts we anticipate, and (4) that we may not be able to promptly and effectively integrate the merged businesses. Other factors that could materially affect our business and actual results of operations are discussed in our most recent 10-Ks as well as other filings with the SEC available at the Securities and Exchange Commission (“SEC”) website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Available Information This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. ACI Worldwide, Inc. has filed with the SEC a registration statement on Form S-4 containing a prospectus and other documents with respect to the proposed acquisition of S1 and mailed the prospectus to S1 shareholders. ACI has also filed with the SEC and mailed to S1 shareholders a proxy statement and other proxy solicitation materials pursuant to which ACI is soliciting proxies on blue cards to vote against S1’s proposed transaction with Fundtech Ltd. INVESTORS AND SECURITY HOLDERS OF S1 AND ACI ARE URGED TO READ THE APPLICABLE PROSPECTUS, PROXY STATEMENT AND OTHER DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement, prospectus, proxy statements and other documents filed with the SEC by ACI through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by ACI will be available free of charge on ACI’s internet website at www.aciworldwide.com or by contacting ACI’s Investor Relations Department at 646-348-6706. Certain Information Concerning The Participants ACI and certain of its directors and officers may be deemed to be participants in any solicitation of stockholders in connection with the proposed transaction. Information about the participants in the solicitation, including their interests in the transactions, is available in the proxy statement that ACI has filed with the SEC on August 25, 2011 in connection with the special meeting of S1’s stockholders.

ACI S1 — A Superior Combination • ACI is a leading provider of electronic payment solutions to major financial institutions, payment processors and retailers — Demonstrated history of execution and sector leadership, with 36 years in the payments business — Robust electronic payments solutions, including Retail Payments, Merchant Retailer Payments, Wholesale Payments, Online Banking, Fraud Management and Tools — 820 customers across 79 countries served by 2,200 employees • S1 is a leading provider of payment and transaction banking solutions to financial institutions, payment processors and retailers — Focused on Tier 2 and 3 financial institutions and community banks — Strong offerings outside the U.S., including Merchant Retail and Online Banking • We believe the combination of ACI and S1 would establish a full-service global leader in financial and payments software with significant scale — Highly complementary product and customer bases expands breadth and features/functions — Enhanced scale and global position — Significant and realizable cost synergies — Strong financial profile

ACI’s Offer Consideration $10.00 in Cash or 0.2800 Shares of ACI Common Stock $6.20 in Cash plus 0.1064 Shares of ACI Common Stock, assuming full proration Blended value of $9.44 per S1 Share, assuming full proration 1 Aggregate Consideration: 65.6% Cash and 34.4% ACI Common Stock 1 Premium 1,232% to 1-Day Prior to Announcement 31% to 90-Day VWAP 22% to 52 Week High Synergies Greater than $24 million Deal Certainty No financing condition (committed by Wells Fargo Bank, N.A.) Willing to provide appropriate closing assurance, including HSR Expected Closing Q4 2011 1) Based on ACI’s closing trading price of $30.49 on August 29, 2011, the last trading day prior to the commencement of ACI’s exchange offer; see Appendix for a chart showing the effects of changes in ACI trading prices 2) To closing sale price for S1 shares on July 25, 2011, the last trading day before ACI’s original proposal based on ACI’s closing trading price on August 29, 2011 of $30.49

ACI Believes that the Proposed S1/Fundtech Merger is NOT in the Best Interests of S1 Shareholders

ACI payment systems

- **We believe ACI's offer provides superior value and additional certainty to S1 shareholders**

Metrics	Based on ACI Stock Price as of July 25, 2011	Based on ACI Stock Price as of August 29, 2011 [1]
Value of ACI Enhanced Proposal	$10.00	$9.44
Implied Purchase Price Premium: [2]		
1-Day Prior to Announcement $7.13	40.3%	32.4%
90-Day VWAP $7.21	38.7%	30.9%
52 Week High $7.75	29.0%	21.8%

1) Based on ACI's closing trading price of $30.49 on August 29, 2011, the last trading day prior to the commencement of ACI's exchange offer; see Appendix for a chart showing the effects of changes in ACI trading prices

2) To closing sale price for S1 shares on July 25, 2011

- **ACI has a track record of delivering superior value to its shareholders**

- **ACI expects the combination of ACI and S1 will create costs savings more than double the $12 million contemplated in the Fundtech transaction**

- **A combined ACI/S1 offers more meaningful global scale and growth prospects**

- **The Fundtech transaction denies S1 the ability to maximize shareholder value**

Protect the Value of Your Investment – Vote AGAINST the S1/Fundtech Merger on the BLUE Proxy Card

4

September 2011

Superior Value and Certainty AACCII SS11 SS11 FFuunnddtteecchh _ Provides no premium and no cash to S1 shareholders _ Subject to a number of conditions unique to a combination of a U.S. and an Israeli company, including receipt of consent or approval of Israeli tax authorities, the Investment Center of the Israeli Ministry of Trade & Industry and the Israeli Securities Authority _ Triggers S1 management change-of-control arrangements _ Results in 24% shareholder with no governance limitations _ Top management located on two separate continents _ Greater value: $9.44 1 _ Substantial premium to S1’s historical trading price _ Immediate, certain value through substantial cash consideration with opportunity to participate in synergies and other benefits through stock portion _ ACI’s offer represents a 2011E Adjusted EBITDA multiple in excess of 15.0x, compared to the peer group median of 7.8x _ Provides appropriate assurance of closing certainty _ Use of modest leverage should yield additional earnings accretion $4 $5 $6 $7 $8 $9 $10 Jul ‘08 Oct ‘08 Jan ‘09 Apr ‘09 Jul ‘09 Oct ‘09 Jan ‘10 Apr ‘10 Jul ‘10 Oct ‘10 Jan ‘11 Apr ‘11 Jul ‘11 ACI’s Enhanced Offer Price: $9.44 1 $7.13 AACCII OOffffeerrss SS11 aa SSuubbssttaannttiiaall PPrreemmiiuumm 22 1) Based on ACI’s closing trading price on August 29, 2011 of $30.49, assuming full proration; see Appendix for a chart showing the effects of changes in ACI trading prices 2) Price performance from July 25, 2008 to July 25, 2011 Jul 26: Original ACI Proposal 75 90 105 120 135 150 Apr 01 Apr 16 May 01 May 16 May 31 Jun 15 Jun 30 Jul 15 Jul 30 Aug 14 Aug 29

Superior Value • ACI’s compelling offer provides meaningful value to S1 shareholders • ACI’s superior offer of 15.6x 2011E Adjusted EBITDA represents a significant premium to S1’s valuation prior to the original ACI proposal • Multiple offered by ACI is far superior to the median valuation of the peer group, which is trading below 8.0x 2011E Adjusted EBITDA September 2011
6 September 2011 S1 Valuation Comparison (EV / 2011E S1 Valuation Comparison (EV / 2011E AAddjjuusstteedd EEBBIITTDDAA)) Note: Selected Bank / Payment Technology companies includes EPAY, FICO, FIS, FISV, FNDT, GPN, JKHY, LSE:MSY, ORCC and TSS 1) Based on ACI’s closing trading price on August 29, 2011 of $30.49; see Appendix for a chart showing the effects of changes in ACI trading prices 2) As of June 27, 2011 3) As of July 25, 2011 4) As of August 29, 2011 15.6x 13.5x 11.4x 11.2x 7.8x 6.0x 9.0x 12.0x 15.0x 18.0x ACI’s Enhanced Offer [1] Selected Bank / Payment Technology Precedent Transactions 1-Day Post FNDT Announcement [2] 1-Day Prior to ACI’s Original Proposal [3] Selected Public Bank / Payment Technology Companies 4

ACI’s Track Record of Delivering Shareholder Value AACCII SS1 Three-year shareholder returns: 90.2% 1 ACI Adjusted EBITDA CAGR (’07A-’10A): 48.3% Increased 60-month backlog by $350 million from 2006 to $1.6 billion in 2010 Driven monthly recurring revenue to 68% in 2010, up approximately 29% since 2007 Increased Adjusted EBITDA margin from 7% in 2007 to 21% in 2010 Low customer attrition rates, driven by merger activity rather than competitive losses SS11 // FFuunnddtteecch S1 has significantly underperformed ACI Three-year shareholder returns: (9.2%) 1 S1 Adjusted EBITDA CAGR (’07A-’10A): (15.6%) FNDT Adjusted EBITDA CAGR (’07A-’10A): 16.2% ACI Has Dramatically Outperformed S1 and ACI Has Dramatically Outperformed S1 and tthhee PPeeeerr GGrroouupp 11 ACIW SONE Bank / Payment Technology2 Relative Value 20 60 100 140 180 Jul ‘08 Dec ‘08 May ‘09 Oct ‘09 Mar ‘10 Aug ‘10 Jan ‘11 Jun ‘11 Source: Public company filings and Capital IQ 1) Price performance from July 25, 2008 to July 25, 2011 2) Includes EPAY, FICO, FIS, FISV, FNDT, GPN, JKHY, LSE:MSY, ORCC and TSS

ACI’s Strong Financial Profile with Significant Revenue Visibility CY Monthly Recurring 6600 MMoonntthh BBaacckklloogg AAtttteessttss ttoo CCuussttoommeerr RReetteennttiioonn CY Monthly Recurring RReevveennuuee MMiixx RReevveennuuee AAddjjuusstteedd EEBBIITTDDAA aanndd MMaarrggiinn $27 $52 $73 $88 $102 12.5% 18.0% 21.0% 22.4% 7.2% CY2007 CY2008 CY2009 CY2010 CY2011E Adjusted EBITDA EBITDA Margin $374 $418 $406 $418 $455 CY2007 CY2008 CY2009 CY2010 CY2011E $374 $418 $406 $418 68% 59% 57% 60% 41% 43% 40% 32% CY2007 CY2008 CY2009 CY2010 Recurring Revenue Non-Recurring Revenue Aggressively grown revenue despite challenging market environment Continued growth in backlog yields increased forward revenue visibility Year-over-Year margin expansion demonstrates scale and cost management Strong growth in recurring revenue, driven by focus on establishing long-term relationships with customer base $1,388 $1,407 $1,213 $1,517 $1,566 CY2006 CY2007 CY2008 CY2009 CY2010 1) Based on mid-point of ACI’s July 26, 2011 public guidance 1 1 ($ in millions) ($ in millions) ($ in millions) ($ in millions) 9 September 2011

Meaningful Global Scale, Cost Savings and Growth Prospects

ACI payment systems

ACI / S1	S1 / Fundtech

ACI / S1

- ✓ Combined ACI/S1 able to leverage ACI's global cost structure
- ✓ Greater than $24 million of cost synergies
  - ✓ Synergies expected to be fully realized in 2012
  - ✓ Expected sources of cost synergies include corporate and public company costs, SG&A, product management, hosting infrastructure and facilities
- ✓ Extends reach to Tier 2 & 3 financial institutions and retailers
- ✓ Expands geographic reach to better serve growing global marketplace
- ✓ Enhances market position to serve all customers more efficiently
- ✓ Lowers operational costs and improves time-to-market for customers

S1 / Fundtech

- × Approximately $12 million of unspecified cost synergies
  - × Full synergies not expected to be realized until 2013
  - × Potential inefficiencies of split management operating across continents
- × Given Fundtech's domicile in Israel, the combined company would be prohibited from or limited in competing in several emerging markets

We Believe the Combined ACI/S1 Would Have Significantly Increased Scale and Capabilities

9

September 2011

Meaningful Global Scale and Growth Prospects Enterprise Payments Suite Online Banking US Online Banking Mobile ACI S1 Wholesale Payments Retail Payments Merchant Retailer Payments Fraud Management Tools & Infrastructure Transaction Banking Community Banking New End Market Card and Account Management Retail Payment Management Authentication, Authorization, Acquiring, Clearing and Settlement North American Payments Loyalty, In-Store Proactive Risk Management Case Management Analytics Payments Infrastructure Branch Consumer Trade Global Tier 2 and Tier 3 FIs Global The Acquisition of S1 Would Provide Complementary Products to ACI’s Robust Portfolio of Payment Solutions September 2011

Global Market Trends and Drivers • Growth in electronic payment transaction volumes • Consolidation creating large scale needs & inefficient platform redundancies • Continued desire for cost reduction and increased productivity • Need to expand fraud detection to unprotected channels • Regulatory demands continue (e.g. Durbin, Swift) • Search for new revenue sources (e.g. mobile) • Globalization of industry players Changing Market Dynamics Require Continuous Evolution September 2011

Greater Scale To Address Large, Growing and Constantly Changing Worldwide Payment Opportunity Source: IDC Financial Insights 2011, ACI Internal Analysis 8,949 9,864 10,881 11,914 12,989 14,184 5.8% 10.6% 10.5% 10.2% 7.7% 7.2% 796 5,625 556 604 381 987 844 6,259 619 644 429 1,068 898 6,965 688 691 483 1,155 957 7,695 760 744 510 1,247 1,005 8,456 834 796 562 1,335 1,057 9,307 916 854 619 1,430 Retail Banking Payments Merchant Retailer Payments 5YR CAGR (2011-16)= 9.6% Wholesale Banking Payments 2011 ESTIMATED SHARE Source: IDC Financial Insights, June 2011; Company reports and ACI analysis OTHER (Homegrown & Regional) IBM ACI — 2011 Estimated Share of 5% FAIR ISAAC (FICO) INTUIT (Digital Insights) S1 — 2011 Estimated Share of 3% SAS BPO (eg. processors) IT SERVICES SOFTWARE Fundtech Bottomline NICE (Actimize) BAE (Norkom & Detica) Clear2Pay Dovetail FIS 16% 38% 46% SERVICEABLE SOFTWARE INDUSTRY SPEND IN 2016 = $14.2B Tools and Infrastructure Online Banking and Cash Management Fraud Management ($ in millions) September 2011

ACI Believes that the Fundtech Transaction Denies S1 the Ability To Maximize Shareholder Value

ACI payment systems

- **In ACI's view, S1 is effectively selling the company to Fundtech and <u>paying</u> (instead of receiving) a premium**
  - S1 is paying a ~16% premium to Fundtech's 90-day unaffected VWAP [1] prior to the transaction announcement
- **S1 is surrendering significant control**
  - Treatment of the merger as a "change of control" under compensation agreements for S1 management
  - The governance of S1 will change, with Fundtech's CEO serving as Executive Chairman, and Fundtech's current Chairman serving as Deputy Chairman of the combined company
  - The combined company will have senior leadership located in Atlanta and Israel
  - S1's Board would not constitute a majority of the combined Board, as each company will provide four directors
  - Clal, a closely held investment firm managed by a few individuals and Fundtech's single largest shareholder, will own approximately 24% of the combined company, may exert considerable influence, and was exempted by the S1 Board from shareholder protections under Delaware law and will have no restrictions on a creeping takeover
  - All material transactions will require the approval of the majority of the Board of the combined company on which the Fundtech directors will have a blocking vote
- **S1's value claims are unsubstantiated and appear overstated [2]**
  - S1's claim is based on an 11x trailing EBITDA multiple despite that its own financial advisor used an 8-10x trailing EBITDA multiple in its fairness analysis included in S1's proxy statement
  - S1's claim was not on a present value basis, failing to account for the 11-15% discount rate used in the fairness analysis
  - S1 and Fundtech have only recently disclosed an additional $8 million in incremental EBITDA from purported revenue synergies, but have not provided any details to support this purported benefit

S1 Shareholders Should Ask Themselves Why S1 is Paying a Premium to Fundtech <u>and</u> Giving Control to Fundtech?

1) Based on Fundtech's closing trading price on June 13, 2011
2) Source: S1's August 22, 2011 letter to shareholders

13

September 2011

Third-Party Support for ACI / S1 Transaction “We suspect SONE’s board will have a hard time justifying turning down a 33% immediate premium, given that the alternative SONE/Fundtech ‘merger of equals’ may take several years to blossom.” — (DA Davidson, July 26, 2011)* * Permission to use quotations was neither sought nor obtained Note: Emphasis added “In addition, we are encouraged by [ACI’s] proposed acquisition of S1, which, before synergies, could provide incremental and accretive cross-sell opportunities in the retail and small financial institution verticals.” — (Raymond James, July 26, 2011)* "We think the near term and more certain nature of ACIW’s offer is more compelling [than the proposed SONE merger with FNDT] ... we think the cross sales would be compelling, for example we think ACIW’s international customers would be interested in SONE’s highly-regarded international cash management system.” — (Stephens, July 27, 2011)* “The assumed 11.0x multiple is high. Fundtech is currently trading at 6.2x next 12 months consensus EBITDA, S1 at 12.1x, and ACI Worldwide at 7.4x. By S1’s own admission, their current stock price is over-valued and ACI and Fundtech is undervalued. We believe an 8.0x multiple is more realistic ... Based on our adjustments, a combined S1/FNDT is worth $8.50 per share ... Recommending S1 shareholders apply an 11.0x multiple in valuing the proposed merger with Fundtech while assuming ACIW is worth only 7.4x is disingenuous. If 11.0x is the right multiple, SONE shareholder[s] are better off taking the $9.50 per share from ACIW.” — (Janney Capital Markets, August 23, 2011)* September 2011

Corporate Governance Considerations • After lengthy precursor conversations with ACI, S1 sought an alternative transaction that would maintain management job security • After ACI’s July 26, 2011 proposal, S1 rushed its shareholder meeting calendar in a fashion that ACI believes disenfranchises S1 shareholders • Set August 18, 2011 record date on August 11, 2011, which ACI believes breached SEC Rule 14a-13 (which requires broker search cards 20 business days prior to record date) • Set close-in meeting date (September 22, 2011), which ACI believes was to rush S1 shareholder decision even though S1 has publicly stated it does not believe it could close the Fundtech transaction until Q4 2011 • Failed to require S1 CEO and other top managers, even those directly involved in championing the Fundtech transaction, to waive golden parachute trigger, despite the fact that S1 describes the Fundtech transaction as an “acquisition” • Essentially abrogates the SEC’s required say-on-parachute advisory vote • Failed to protect against creeping takeover by new ~24% shareholder 16 September 2011

Corporate Governance Considerations (Cont’d) • Failed to include forecasts in proxy solicitation materials, which is being challenged in shareholder litigation as inconsistent with Delaware case law • August 22, 2011 shareholder letter predicts a higher value using financial analyses far more aggressive than S1’s own financial advisor in an analysis characterized as “disingenuous” by Janney Capital Markets 1, and without: • Disclosing financial forecasts • Explaining purported synergies, including $8 million in EBITDA from purported (and undisclosed) revenue synergies • Adequately explaining purported cost synergies • Explaining rationale for 11.0x trailing EBITDA multiple despite S1’s financial advisor using a range of 8.0- 10.0x in its fairness analysis • Calculating the per share price on a net present value basis • Including sensitivities based on the historical multiples and growth rates of S1 or Fundtech 1) Permission to use quotations was neither sought nor obtained September 2011

ACI Strongly Recommends that S1 Shareholders Vote “AGAINST” the Fundtech Transaction and Tender S1 Shares Pursuant to ACI’s Exchange Offer ACI believes that: • ACI’s offer provides greater value and more certainty to S1 shareholders • S1/Fundtech transaction benefits S1’s management at the expense of its shareholders • S1 is effectively selling the company and paying (instead of receiving) a premium • S1 has failed to articulate the strategy for the lower-value combination of S1/Fundtech Vote AGAINST the S1/Fundtech Merger on the BLUE Proxy Card Today September 2011

appendix September 2011

S1’s Pattern of Entrenchment • 8/30/10: ACI met with S1 CEO and expressed interest in potentially acquiring S1 • 10/6/10: S1 management informed ACI that S1 was not for sale, but intimated that the S1 Board may be willing to consider a proposal • 10/22/10: Entered into a confidentiality agreement with standstill through July 22, 2011 • 11/19/10: ACI submitted a written proposal to acquire S1 for $8.40 per share in cash • 12/20/10: ACI provided S1 with a draft merger agreement contemplating an acquisition through cash and stock • 2/18/11: S1 sent a letter to ACI terminating discussions • 4/8/11: S1 and Fundtech’s CEOs met to discuss a potential transaction • 4/12/11: ACI submitted a revised proposal to acquire S1 for $8.40 per share in cash and stock • 6/14/11: S1 informed ACI it was not interested in pursuing a transaction with ACI in order for S1 to pursue its long-term plan. S1 did not indicate it was in discussions with any third party • 6/27/11: S1 and Fundtech announced their transaction • 7/26/11: ACI proposed to acquire S1 for $5.70 in cash and 0.1064 shares of ACI stock, assuming full proration, valued on that date at $9.50 per share • 8/2/11: S1’s board rejected ACI’s July 26 proposal • 8/25/11: Publicly announced an enhanced proposal to acquire S1 for $6.20 in cash and 0.1064 shares of ACI stock, assuming full proration • 8/30/11: ACI commenced an exchange offer under which S1 shareholders would receive $6.20 in cash plus 0.1064 shares of ACI common stock, assuming full proration September 2011

Illustrative Value of Consideration Provided in ACI's Offer

	Assuming No Proration		Assuming Full Proration		
Assumed ACI Share Price	Value of Stock Consideration	Value of Cash Consideration	Value of Stock Consideration	Value of Cash Consideration	Value of Cash-Stock Consideration
$37.93 [1]	$10.62	$10.00	$4.04	$6.20	$10.24
$35.70 [2]	$10.00	$10.00	$3.80	$6.20	$10.00
$30.49 [3]	$8.54	$10.00	$3.24	$6.20	$9.44
$18.92 [4]	$5.30	$10.00	$2.01	$6.20	$8.21

1) Represents highest sales price for ACI Shares in the 52 weeks ending August 29, 2011, the last trading day prior to ACI's commencement of its Exchange Offer
2) Represents closing sales price for ACI Shares on July 25, 2011, the last trading day prior to the announcement of the Original ACI Merger Proposal
3) Represents closing sales price for ACI Shares on August 29, 2011, the last trading day prior to the commencement of the Exchange Offer
4) Represents the lowest sales price for ACI Shares in the 52 weeks ending August 29, 2011, the last trading day prior to the commencement of the Exchange Offer

The equity capital markets have been highly volatile since July 26, 2011 and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 shareholders are urged to obtain current trading price information prior to deciding how to vote. The premium represented by the Exchange Offer to the Proposed Fundtech Merger may be larger or smaller depending on market prices on any given date and will fluctuate between the date of the prospectus/offer to purchase, the Expiration Time and the date of the consummation of the Exchange Offer.

20

September 2011

Non-GAAP Financial Measures Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period. Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue. ACI also includes Adjusted EBITDA, which is defined as operating income (loss) plus depreciation and amortization and non-cash compensation. Adjusted EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income (loss). Reconciliation of Non-GAAP Financial Measures ($ in Millions) Calendar Year Ended December 31, 2007 2008 2009 2010 Net income (loss) ($13.8) $10.6 $19.6 $27.2 Plus: Income tax expense 7.7 17.0 13.5 21.5 Net interest expense 2.6 2.4 1.8 1.3 Net other expense (income) 3.8 (8.2) 6.7 3.6 Depreciation expense 6.0 6.5 6.3 6.7 Amortization expense 14.8 15.5 17.4 19.7 Non-cash compensation expense 5.8 7.9 7.6 7.8 Adjusted EBITDA $26.9 $51.7 $72.9 $87.8

trusted globally September 2011